Exhibit 99.1

Agile Therapeutics Reports First Quarter Financial Results

SECURE Trial Continues to Progress

PRINCETON, New Jersey, May 12, 2015 - Agile Therapeutics, Inc. (Nasdaq: AGRX), a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products, today reported financial results for the quarter ended March 31, 2015.

First quarter 2015 corporate developments include:

•                  In January 2015, the Company completed the private placement of approximately 3.4 million shares of common stock resulting in net proceeds of approximately $19.3 million.

•                  In February 2015, the Company entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. for a term loan of up to $25.0 million; $16.5 million was funded upon execution of the loan agreement, and was used to repay the Company’s prior term loan facility and to provide additional working capital for general corporate purposes; an additional $8.5 million may be drawn at the Company’s option prior to July 1, 2016, subject to the achievement of certain clinical milestones.

•                  In March 2015, safety and tolerability data from previous Phase 3 studies was published in American Journal of Obstetrics & Gynecology.

“We made significant progress during the first quarter of 2015 by improving our cash position and continuing enrollment of patients into our Phase 3 SECURE clinical trial.  We currently have 80 sites with patients on active treatment across the United States,” stated Al Altomari, President and Chief Executive Officer.  “We will continue to diligently execute on the management of the trial and continue to believe we will finish enrollment in the third quarter of 2015.”

First Quarter Financial Results

•                  Cash and cash equivalents:  As of March 31, 2015, Agile had $53.9 million of cash and cash equivalents compared to $40.2 million of cash and cash equivalents as of December 31, 2014. Agile believes its cash and cash equivalents will be sufficient to meet its operating requirements through the end of 2016.  In addition to its existing cash and cash equivalents, upon the achievement of certain clinical milestones, the Company would be eligible to draw an additional tranche of $8.5 million under the terms of the loan and security agreement with Hercules.

•                  Research and development (R&D) expenses:  R&D expenses were $5.4 million for the quarter ended March 31, 2015, compared to $1.4 million for the comparable period in 2014.  The increase in R&D expense of $4.0 million was primarily due to CRO costs associated with the ongoing Phase 3 clinical trial for Twirla.

•                  General and administrative (G&A) expenses:  G&A expenses were $1.6 million for the quarter ended March 31, 2015, compared to $1.1 million for the comparable period in 2014.  The increase in G&A expenses of $0.5 million was primarily due to increased stock-based compensation expense and increased directors’ and officers’ insurance expense to support public company operations.

•                  Net loss:  Net loss was $8.5 million, or $0.40 per basic share for the quarter ended March 31, 2015, compared to net income of $0.8 million, or $0.10 per basic share for the quarter ended March 31, 2014.  Basic net loss per share for the quarter ended March 31, 2015 incudes a loss on extinguishment of debt of $1.0 million, or approximately $0.05 per basic share.  Net income for the quarter ended March 31, 2014 was primarily the result of a benefit from income taxes of $3.6 million representing the proceeds we received from the sale of New Jersey net operating losses (NOLs) as part of the Technology and Business Tax Certificate Program sponsored by the New Jersey Economic Development Authority.

•                  Shares Outstanding:  At March 31, 2015, Agile had 22,160,233 shares of common stock outstanding.

About Agile Therapeutics, Inc.

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability. For more information, please visit the company website at www.agiletherapeutics.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements” related to the Company’s, projected cash position, timeline for clinical trials and potential market opportunity for its product candidates. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates”, “estimates,” “expects,” “plans,” “intends,” “may,” “could,” ‘might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current expectations that involve risks, potential changes in circumstances, assumptions and uncertainties. Any or all of the forward-looking statements may turn out to be wrong, or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, our statements about our projected cash position could be affected by market factors, the inherent risks in our business, our ability to execute the Company’s operational and budget plans, and unforeseen events in our clinical and manufacturing development plans; our statements about the timing and conduct of our clinical trial could be affected by the potential that we experience difficulty in identifying and initiating sites and enrolling subjects, we identify serious side effects or other safety issues, we do not have clinical supply of our product candidate that is adequate in amount and quality and supplied in a timely fashion, and the inherent risks of clinical development; our statements about the potential commercial opportunity could be affected by the potential that our product does not receive regulatory approval, does not receive reimbursement by third party payors, or a commercial market for the product does not develop because of any of the risks inherent in the commercialization of contraceptive products. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. All forward looking statements are subject to risks detailed in our filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source:  Agile Therapeutics

Contact:  Mary Coleman — 609-356-1921

Agile Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$53,865	$40,182
Prepaid expenses	495	804
Total current assets	54,360	40,986
Property and equipment, net	12,230	12,046
Other assets, long-term	2,106	1,794
Total assets	$68,696	$54,826
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$4,417	$3,693
Loan payable, current portion	—	5,003
Warrant liability	397	296
Total current liabilities	4,814	8,992
Loan payable, long-term	15,125	9,828

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	191,685	170,396
Accumulated deficit	(142,930)	(134,392)
Total stockholders’ equity	48,757	36,006
Total liabilities and stockholders’ equity	$68,696	$54,826

Agile Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31
	2015	2014
Operating expenses:
Research and development	$5,378	$1,394
General and administrative	1,599	1,053
Total operating expenses	6,977	2,447
Loss from operations	(6,977)	(2,447)
Other income (expense)
Interest expense, net	(424)	(378)
Change in fair value of warrants	(101)	12
Loss on extinguishment of debt	(1,036)	—
Loss before benefit from income taxes	(8,538)	(2,813)
Benefit from income taxes	—	3,652
Net (loss) income	$(8,538)	$839

Net (loss) income per share (basic)	$(0.40)	$0.10
Net (loss) income per share (diluted)	$(0.40)	$0.01

Weighted-average shares outstanding (basic)	21,282,692	106,309
Weighted-average shares outstanding (diluted)	21,282,692	822,178